Exhibit 10.15

CONFIDENTIAL TREATMENT REQUESTED

CREDIT AGREEMENT

dated as of

January 24, 2008,

among

CURRENT MEDIA, LLC,
as the Borrower,

the LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.
as Sole Lead Arranger and Sole Bookrunner

[CS&M Reference Number: 6701-676]

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SCHEDULES:

Schedule 2.01 —	Commitments
Schedule 3.05 —	Properties
Schedule 3.13 —	Subsidiaries
Schedule 3.14 —	Insurance
Schedule 6.01 —	Existing Indebtedness
Schedule 6.02 —	Existing Liens
Schedule 6.04 —	Existing Investments
Schedule 6.10 —	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Affiliate Subordination Agreement
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E-1	—	Form of Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, counsel to the Borrower
Exhibit E-2	—	Form of Opinion of DLA Piper, counsel to the Borrower

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              CREDIT AGREEMENT dated as of January 24, 2008, among CURRENT MEDIA, LLC, a Delaware limited liability company, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent and collateral agent for such lenders.

        The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit in the form of (a) Term Loans to be made on the Initial Funding Date in an aggregate principal amount not in excess of $40,000,000 and (b) in the form of Commitments under which the Borrower may obtain Revolving Loans from time to time on and after the Initial Funding Date and prior to the Maturity Date in an aggregate principal amount at any time outstanding not in excess of $10,000,000. The proceeds of Borrowings hereunder are to be used (i) in the case of the Term Loans, solely to refinance the Existing Notes and (ii) in the case of the Revolving Loans, (A) for general corporate purposes of the Borrower and the other Loan Parties other than financing acquisitions (including working capital requirements and interest payments in respect of Loans outstanding hereunder) and (B) in an amount not in excess of $3,000,000, to refinance the Existing Notes (to the extent such refinancing is not effected with the proceeds of the Term Loans as described above).

        The Lenders are willing to extend such credit to the Borrower on the terms and conditions herein set forth. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Affiliate Subordination Agreement" means an Affiliate Subordination Agreement among the Borrower, the Agent and the other parties thereto, in substantially the form attached hereto as Exhibit A.

        "Agent" means JPMorgan Chase Bank, N.A., in its capacities as Administrative Agent and/or Collateral Agent, and each of its Affiliates and successors acting in any such capacity.

        "Agreement" means this Credit Agreement, as modified, amended or restated from time to time.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

        "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

        "Applicable Rate" means, (a) for any day on or prior to the date that is 180 days after the Initial Funding Date, (i) 5.00% per annum, in the case of a Eurodollar Loan, or (ii) 4.00% per annum, in the case of an ABR Loan, (b) for any day after the date that is 180 days after the Initial Funding Date, (i) 6.00% per annum, in the case of a Eurodollar Loan and (ii) 5.00% per annum, in the case of an ABR Loan and (c) with respect to the commitment fees payable on the Commitments hereunder, 0.500% per annum.

        "Approved Fund" has the meaning assigned to such term in Section 9.04.

        "Arranger" means J.P. Morgan Securities Inc.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

        "Audited Financial Statements" has the meaning assigned to such term in Section 3.04(a).

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means Current Media, LLC, a Delaware limited liability company.

        "Borrowing" means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Expenditures" means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Carriage Agreements" means any agreements between the Borrower or any of its Subsidiaries and an MSO pursuant to which such MSO makes the Current TV network available to its subscribers.

        "Change in Control" means:

          (a)   the failure by the Permitted Holders to own (and retain the right to vote), directly or indirectly through wholly owned investment vehicles, Equity Interests in the Borrower representing at least 51% of the aggregate ordinary voting power and at least 30% of the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;

          (b)   occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by one or more of the Permitted Holders;

          (c)   (i) Albert Gore, Jr. voluntarily resigns as Executive Chairman of the Borrower and as result is not a member of the board of directors of the Borrower or (ii) Joel Hyatt (A) voluntarily resigns as an officer of the Borrower, or his employment by the Borrower is terminated or modified, and as a result is neither a member of the board of directors nor chief executive officer of the Borrower or (B) fails for any reason to remain actively involved in the day-to-day management and operations of the Borrower in a manner commensurate with that of a member of the board of directors or a chief executive officer, unless, in each case of clause (i) or (ii), the board of directors of the Borrower appoints a successor reasonably acceptable to the Administrative Agent; or

          (d)   the occurrence of a "change of control" (or other similar event or condition, however defined) under (i) any Material Indebtedness or (ii) any Material Agreement, except in the case of this clause (ii) to the extent that any such change of control or similar event does not give rise to any rights (on a contingent basis or otherwise) to have Restricted Payments made by the Borrower or any Subsidiary other than as permitted by Section 6.08, other than any such rights that are and continue at all times to be subject to an effective waiver from all the beneficiaries thereof pursuant to a written instrument reasonably satisfactory to the Administrative Agent.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Charges" has the meaning set forth in Section 9.13.

        "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means any and all "Collateral", as defined in any Security Document.

        "Collateral Agent" means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Loan Documents.

        "Collateral Agreement" means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Agent in substantially the form attached hereto as Exhibit C.

        "Collateral and Guarantee Requirement" means the requirement that:

          (a)   the Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Initial Funding Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

          (b)   all outstanding Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary pursuant to a Foreign Pledge Agreement, and the Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c)   all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Agent shall have received all such promissory notes, together with note powers or other instruments of transfer with respect thereto endorsed in blank, and all such Indebtedness shall be subordinated to the Secured Obligations pursuant to the Affiliate Subordination Agreement;

          (d)   all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement (including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

          (e)   the Agent shall have received (i) counterparts of any Mortgage required to be entered into on or after the Initial Funding Date pursuant to Section 5.13 with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

          (f)    with respect to each deposit account and each securities account maintained by the Borrower or any Subsidiary Loan Party with any depositary institution or securities intermediary, the Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary institution or securities intermediary, of an account control agreement, in form and substance reasonably satisfactory to the Agent; and

          (g)   each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder;

provided that the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties if and for so long as, in the reasonable judgment of the Agent, the cost of creating or perfecting such pledges or security interests in such assets, or so obtaining title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in relation to the benefit afforded to the Lenders thereby. Notwithstanding anything to the contrary contained in this Agreement, the Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets (including extensions beyond the Initial Funding Date or in connection with assets acquired after the Initial Funding Date or newly-acquired or newly-formed Subsidiaries) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

        "Commitment" means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).

        "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization (other than amortization of licensed programming) for such period, (iv) any extraordinary charges or non-cash stock-based compensation expenses for such period; provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made, and (v) any amortization of any equity-based distributor incentive payments accounted for as a reduction in revenues, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary gains and non-cash gains or non-cash revenues for such period and (ii) interest income.

        "Consolidated Interest Expense" means, with respect to any period, the total interest expense of the Borrower and the Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

        "Consolidated Net Income" means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower or a Subsidiary Loan Party) in which any other Person (other than the Borrower or any Subsidiary Loan Party or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiary Loan Parties during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person's assets are acquired by the Borrower or any Subsidiary.

        "Contractual Obligation" means, as to any Person, any obligation of such Person under any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Conversion" means the conversion of the Borrower from a Delaware limited liability company to a Delaware corporation as a result of which (a) the Existing Preferred Stock and the outstanding non-voting common Equity Interests of the Borrower will be converted into shares of Class A Common Stock and (b) the outstanding voting Equity Interests of the Borrower will be converted into Shares of Class B Common Stock.

        "Current International" means Current International, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Borrower.

        "Current TV" means Current TV, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Borrower.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Disclosed Matter" means the existence or occurrence of any matter which has been disclosed by the Borrower on any of the Schedules hereto or in the letter dated January 24, 2008, of the Borrower addressed to the Lenders.

        "dollars" or "$" refers to lawful money of the United States of America.

        "Domestic Subsidiary" means any Subsidiary organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

        "Environmental Laws" means all applicable Federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders) issued by, and binding agreements with, any Governmental Authority, in each case, relating to pollution or protection of the environment, natural resources, human health and safety, or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

        "Environmental Liability" means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that would reasonably be expected to result in Withdrawal Liability) or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Article VII.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or similar taxes imposed on (or measured by) net income or net worth or capital taxes imposed as a minimum tax in lieu of a tax imposed on or measured by net income by the United States of America, or by the jurisdiction under the laws of which such recipient (or, in the case of a pass through entity with respect to such taxes, any of its beneficial owners) is organized or in which its (or, in the case of a pass through entity with respect to such taxes, any of its beneficial owners') principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which such recipient (or, in the case of a pass through entity with respect to such taxes, any of its beneficial owners) is (or is deemed to be) engaged in a trade or business, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that (i) is in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office or submits forms pursuant to Section 2.14(e)), or (ii) is attributable to such Lender's failure to comply with Section 2.14(e), in each case except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or submission of forms pursuant to Section 2.14(e) (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(a).

        "Existing Notes" means, collectively, (a) the senior purchase money note due May 4, 2008 in an initial aggregate principal amount of $25,000,000 issued by the Borrower to Dylan Holdings, Inc., (b) the note due September 1, 2009 in an initial aggregate principal amount of $123,000 issued by the Borrower to Oracle Credit Corporation and (c) the revolving notes due May 4, 2008 in an aggregate principal amount (exclusive of pay-in-kind interest) not in excess of $15,000,000 issued pursuant to the Note Purchase Agreement by and among the Borrower, HSBC Bank USA, National Association, as collateral agent, and the lenders named therein, dated as of September 20, 2006.

        "Existing Preferred Stock" means the 7,500,000 Series A Preferred Stock of the Borrower outstanding as of the date of this Agreement.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means the chief administrative officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Foreign Pledge Agreement" means a pledge or charge agreement with respect to each portion of the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

        "Hazardous Materials" means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, or mold.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements or other title retention or agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and purchase price adjustments and indemnification obligations under agreements relating to the purchase or sale of assets or businesses), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than those securing only obligations referred to in clauses (c) and (d) of the definition of Permitted Encumbrances) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Initial Funding Date" means the date on or after May 2, 2008 on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Term Loans are made.

        "Initial Lender" means JPMorgan Chase Bank, N.A.

        "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.05.

        "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investment" means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any capital contribution or loans or advances to, Guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash or property as a repayment of principal or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment or repayment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.

        "IP Security Agreements" has the meaning assigned to such term in the Collateral Agreement.

        "IPO" means a bona fide underwritten initial public offering of voting common Equity Interests of the Borrower.

        "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters "LIBOR01" screen displaying British Bankers' Association Interest Settlement Rates (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan Documents" means this Agreement and the Security Documents.

        "Loan Documents Obligations" means the obligations of the Borrower hereunder and of the Borrower and the Subsidiary Loan Parties under the other Loan Documents, including (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the obligations of each Subsidiary Loan Party under or pursuant to each of the other Loan Documents.

        "Loan Parties" means the Borrower and the Subsidiary Loan Parties.

        "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement. Each Loan shall be a Eurodollar Loan or an ABR Loan.

        "Margin Stock" shall have the meaning assigned to such term in Regulation U of the Board.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole or (b) the rights of or remedies available to the Lenders under any Loan Document.

        "Material Agreement" means any of the following agreements, instruments or other documents:

          (a)   the Members Agreement among the Borrower, the Permitted Holders and the parties listed on the signature pages thereto, dated as of May 4, 2004, including any amendment thereto or replacement agreement thereof, in each case to be entered into in connection with the IPO;

          [*]

        "Material Indebtedness" means Indebtedness (other than the Loans and the Guarantees of the Loan Documents Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Material Subsidiary" means, at any time, any Subsidiary that, on a consolidated basis with its subsidiaries, accounted for 5% or more of the consolidated total assets of the Borrower and the Subsidiaries as of the last day of, or 5% or more of the consolidated revenues of the Borrower and the Subsidiaries during, the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 3.04 or 5.01.

        "Maturity Date" means the earlier of (a) May 4, 2009 and (b) the date on which the IPO is consummated.

        "Maximum Rate" has the meaning set forth in Section 9.13.

        "Measurement Period" has the meaning set forth in Section 6.15.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any real property and improvements thereto to secure the Secured Obligations delivered on or after the Initial Funding Date pursuant to Section 5.13. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

        "Mortgaged Property" means each parcel of real property and improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.13.

        "MSO" or "Multiple System Operator" means a Person that operates a satellite television system or multiple cable television systems.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any debt instrument or equity security received as non-cash proceeds), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including underwriting fees and commissions and collection expenses) paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Proceeds received when such nonutilization is determined), and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer or chief administrative officer, as the case may be, of the Borrower).

        "OFAC" has the meaning set forth in Section 3.17.

        "Operating Agreement" means the First Amended and Restated Operating Agreement of the Borrower, dated as of May 4, 2004, as in effect on the Signing Date.

        "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        "Participant" has the meaning set forth in Section 9.04.

        "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Perfection Certificate" means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

        "Permitted Business" means, collectively, (i) the businesses actively conducted by the Borrower and the Subsidiaries on the Signing Date, including producing, developing, acquiring, marketing, and licensing television programming and establishing branded television and cable television networks in connection therewith, and (ii) in each case, businesses directly related, incidental or ancillary thereto.

        "Permitted Encumbrances" means:

          (a)   Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

          (b)   carriers', warehousemen's, mechanics', materialmen's, landlord's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

          (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)   deposits to secure the performance of bids, trade contracts, leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)   judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (j) of Article VII;

          (f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

          (g)   any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar arrangement;

          (h)   Liens on patents, trademarks, trade names, service marks, copyrights, technology, know-how and processes to the extent such liens arise from the granting in the ordinary course of business of licenses to use any of the foregoing;

          (i)    banker's liens in the nature of rights of set-off arising in the ordinary course of business in respect of deposit accounts or other funds maintained with a depositary institution, provided that such accounts or funds are not intended to provide collateral to such institution;

          (j)    customary transfer restrictions and other customary encumbrances under the terms of programming and other license agreements and programming-related agreements with producers, directors, writers and on-screen talent; provided that such restrictions and encumbrances relate solely to the programming and licenses that are the subject matter of any such agreements; and

          (k)   leases or subleases granted to other Persons in the ordinary course and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Holders" means (i) Albert Gore, Jr., Joel Hyatt, and members of their respective families, (ii) trusts solely for the benefit of the foregoing, (iii) the guardian or conservator of any of the foregoing who is adjudged disabled or incompetent by a court of competent jurisdiction, and (iv) any limited partnership, limited liability partnership or limited liability company in which any of the foregoing holds all of the partnership interests or membership interests, as applicable.

        "Permitted Investments" means:

          (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

          (b)   investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c)   investments in certificates of deposit, banker's acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e)   money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prepayment Event" means:

          (a)   any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary, including any sale or issuance to a Person other than the Borrower or a Subsidiary of Equity Interests in any Subsidiary other than (i) dispositions permitted to be made under Section 6.05 in reliance on clauses (a), (b), (c) and (d) thereof and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $1,000,000 during any fiscal year of the Borrower;

          (b)   any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary resulting in aggregate Net Proceeds exceeding $1,000,000, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 60 days after such event;

          (c)   the issuance by the Borrower or any Subsidiary of any Equity Interests (including in connection with the IPO), or the receipt by the Borrower or any Subsidiary of any capital contribution (other than any issuance or sale of Equity Interests to employees, officers and directors of the Borrower or the Subsidiaries upon the exercise of employee stock options or pursuant to any employee compensation or incentive arrangement); or

          (d)   the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Register" has the meaning set forth in Section 9.04.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person's Affiliates.

        "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

        "Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

        "Requirement of Law" means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws and ERISA) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in the Borrower or any Subsidiary or of any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

        "Revolving Availability Period" means the period from and including the Initial Funding Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

        "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments as of the Signing Date is $10,000,000.

        "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans at such time.

        "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

        "Revolving Loan" means a Loan made pursuant to clause (b) of Section 2.01.

        "S&P" means Standard & Poor's Ratings Group, Inc.

        "Secured Obligations" has the meaning assigned to such term in the Collateral Agreement.

        "Secured Parties" has the meaning assigned to such term in the Collateral Agreement.

        "Security Documents" means the Collateral Agreement, the IP Security Agreements, the Mortgages, the Foreign Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 or pursuant to the Collateral Agreement to secure any of the Secured Obligations.

        "Signing Date" means the date on which this Agreement is executed and delivered.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        "Subsidiary" means (a) any direct or indirect subsidiary of the Borrower on the Initial Funding Date and (b) each direct or indirect subsidiary of the Borrower organized or acquired after the Initial Funding Date.

        "Subsidiary Loan Party" means each subsidiary of the Borrower.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Term Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial amount of the Lenders' Term Commitments as of the Signing Date is $40,000,000.

        "Term Lender" means a Lender with a Term Commitment or an outstanding Term Loan.

        "Term Loan" means a loan made pursuant to clause (a) of Section 2.01.

        "Transactions" means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and (b) the repayment of all outstanding obligations under the Existing Notes.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

        SECTION 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and to any successor law or regulation, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) references to "the date hereof" or the "date of this Agreement" shall refer to the Signing Date. Each reference herein to the "knowledge" of the Borrower or any Subsidiary shall be deemed to be a reference to the knowledge of any senior executive of the Borrower or such Subsidiary or any Financial Officer.

        SECTION 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

ARTICLE II

The Credits

        SECTION 2.01.    Commitments.    Subject to the terms and conditions set forth herein, (a) each Lender having a Term Commitment shall make a Term Loan to the Borrower on the Initial Funding Date in an aggregate principal amount not exceeding its Term Commitment and (b) each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment; provided, however, that not more than $3,000,000 of Revolving Loans may be borrowed for the purpose of refinancing the Existing Notes. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

        SECTION 2.02.    Loans and Borrowings.    (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)   Subject to Section 2.11, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c)   At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

          (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after May 4, 2009.

        SECTION 2.03.    Requests for Borrowings.    To request funding of a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i)    whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;

            (ii)   the aggregate amount of such Borrowing;

            (iii)  the date of such Borrowing, which shall be a Business Day;

            (iv)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

            (v)   in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (vi)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        SECTION 2.04.    Funding of Borrowings.    (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

          (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the other Loans included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        SECTION 2.05.    Interest Elections.    (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by facsimile by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

            (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower then, (i) so long as any such Default has not become an Event of Default, the Borrower may continue a Borrowing as, or convert a Borrowing into, a Eurodollar Borrowing having an Interest Period of only one month and (ii) so long as any such Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        SECTION 2.06.    Termination and Reduction of Commitments.    (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the earliest of (A) May 5, 2008, (B) the date of the consummation of the IPO and (C) the Initial Funding Date and (ii) the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Maturity Date, or such earlier date on which the Term Commitments have terminated without the Term Loans having been made or the Term Loans have been paid in full.

          (b)   The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, the aggregate of the Revolving Exposures would exceed the aggregate Revolving Commitments.

          (c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

          (d)   Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

        SECTION 2.07.    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender on the Maturity Date.

          (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e)   Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.08.    Prepayment of Loans.    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.13), in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the amount outstanding, subject to the requirements of this Section.

          (b)   In the event and on such occasion that the aggregate Revolving Exposures of all Revolving Lenders exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings in an aggregate amount equal to such excess.

          (c)   In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after the date on which such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

          (d)   Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

          (e)   The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) or by facsimile of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.10 and 2.13.

        SECTION 2.09.    Fees.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender and Term Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Revolving Commitment and Term Commitment of such Lender during the period from and including the Signing Date to but excluding the date on which the Revolving Commitments or Term Commitments, as the case may be, terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the dates on which the Revolving Commitments or Term Commitments, as the case may be, terminate, commencing on the first such date to occur after the Signing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b)   The Borrower agrees to pay to the Administrative Agent and the Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent and the Arranger.

          (c)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

        SECTION 2.10.    Interest.    (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b)   The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

          (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.11.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

        SECTION 2.12.    Increased Costs.    (a) If any Change in Law shall:

            (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

            (ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered; provided, however, that a Lender shall be entitled to demand compensation pursuant to this paragraph (b) only if it shall be the general practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

          (c)   A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.13.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(e) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.14.    Taxes.    (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)   The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate containing reasonable detail as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Any Lender that is entitled to an exemption from or reduction of Indemnified Taxes or Other Taxes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (including applicable Forms W-8 or W-9) or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender hereby agrees, whenever it comes to the Lender's attention that a lapse in time or change in circumstances has rendered the applicable forms, certificates or other evidence required to be provided in the first sentence of paragraph (e) of this Section obsolete or inaccurate in any material respect, that such Lender shall (x) promptly deliver to the Administrative Agent for transmission to the Borrower any documentation required under the Code or reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of income tax with respect to payments to such Lender under the Loan Documents, or (y) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence (which notice of such inability shall constitute a failure to comply with paragraph (e) of this Section for purposes of the definition of Excluded Taxes).

        SECTION 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.    (a) the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified by the Administrative Agent for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

          (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c)   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Revolving Loans and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid (it being understood that the Borrower shall not be deemed to be in breach of any of its obligations hereunder solely as a result of such application by the Administrative Agent of any amounts received by it from or on behalf of the Borrower for the account of such Lender).

        SECTION 2.16.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b)   If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        SECTION 3.01.    Organization; Powers.    Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority and all material governmental approvals to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        SECTION 3.02.    Authorization; Enforceability.    The Transactions to be entered into by each Loan Party are within such Loan Party's corporate or other organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder or other equity holder action. This Agreement is, and the other Loan Documents when executed and delivered will be, duly executed and delivered by the Borrower and the other Loan Parties party thereto, and this Agreement constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower or such Loan Parties (as the case may be), enforceable against the Borrower or such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.03.    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, except to the extent that the failure to obtain such consent, approval, registration or filing could not reasonably be expected to result in a Material Adverse Effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, except as could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or material agreement or other material instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Security Documents.

        SECTION 3.04.    Financial Condition; No Material Adverse Change.    (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows (i) as of and for each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm (collectively, the "Audited Financial Statements"), and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2007, June 30, 2007 and September 30, 2007, certified by the chief financial officer. Except for the Disclosed Matters, such financial statements present fairly, in all material respects, the financial position, results of operations, changes in stockholders' equity and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year—end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

          (b)   Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Signing Date, any material contingent liabilities, unusual long-term commitments or material unrealized losses.

          (c)   Except for any Disclosed Matter, no material adverse change in the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole, has occurred since December 31, 2006.

        SECTION 3.05.    Properties.    (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties, if any), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b)   Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (c)   Schedule 3.05 sets forth, as of the Signing Date, the address of each real property that is owned in fee by the Borrower or any of the Subsidiaries and identifies, as of such date, each Mortgaged Property and the proper jurisdiction for filing Mortgages in respect thereof.

          (d)   As of the Signing Date, neither the Borrower nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

        SECTION 3.06.    Litigation and Environmental Matters.    (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

          (b)   Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        SECTION 3.07.    Compliance with Laws and Agreements.    Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.08.    Carriage Agreements.    As of the Signing Date, the Borrower has made available to the Administrative Agent a complete and correct copy of each material Carriage Agreement (including all material schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any other Loan Party or, to the knowledge of the Borrower, any other person party thereto is in default in the performance or compliance in any material respect with any provisions thereof.

        SECTION 3.09.    Investment Company Status.    Neither the Borrower nor any of the Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

        SECTION 3.10.    Taxes.    Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.11.    ERISA; Margin Regulations.    (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred during such five year period or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

          (b)   Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying

  Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock or for any purpose that would entail a violation of the regulations of the Board, including Regulations T, U or X.

        SECTION 3.12.    Disclosure.    None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) disclosures in the Audited Financial Statements have been modified as set forth in the draft financial statements for the year ended December 31, 2007 attached as an exhibit to the Disclosed Matters.

        SECTION 3.13.    Subsidiaries.    Schedule 3.13 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Signing Date.

        SECTION 3.14.    Insurance.    Schedule 3.14 sets forth a description of all material insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Signing Date (excluding health insurance and other, similar policies and insurances maintained for the benefit of employees). As of the Signing Date, all premiums due and payable in respect of such insurance have been paid.

        SECTION 3.15.    Labor Matters.    As of the Signing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

        SECTION 3.16.    Solvency.    Immediately after the consummation of the Transactions to occur on the Initial Funding Date and immediately following the making of each Loan to be made on the Initial Funding Date and after giving effect to the application of the proceeds of such Loans and to the rights of reimbursement, contribution and subrogation created by the Collateral Agreement, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Initial Funding Date.

        SECTION 3.17.    OFAC Compliance.    Neither the Borrower nor any Subsidiary is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg.

49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to sanction under an OFAC implemented regulation.

        SECTION 3.18.    Security Documents.    (a) When executed and delivered, the Collateral Agreement will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Collateral Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except in the case of this clause (ii) for rights secured by Liens expressly permitted by Section 6.02.

          (b)   Each Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all the applicable mortgagor's right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected Lien on all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to Liens of any other Person, but subject to Liens permitted under Section 6.02.

          (c)   Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Lien created under the Collateral Agreement will constitute a fully perfected Lien on all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and trademark applications or copyrights, respectively, acquired by the Loan Parties after the Initial Funding Date).

          (d)   Each Security Document other than the Collateral Agreement and the Mortgages, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens expressly permitted by Section 6.02.

        SECTION 3.19.    Liens.    There are no Liens of any nature whatsoever on any properties of the Borrower or any of its Subsidiaries other than Permitted Encumbrances and Liens expressly permitted by paragraphs (a) and (c) of Section 6.02.

        SECTION 3.20.    No Burdensome Restrictions.    Neither the Borrower nor any of the Subsidiaries is a party to or bound by any Contractual Obligations, or subject to any Requirement of Law, which has resulted, or could reasonable be expected to result, in a Material Adverse Effect.

ARTICLE IV

Conditions

        SECTION 4.01.    Initial Funding Date.    The obligations of the Lenders to make Loans under this Agreement shall not become effective until the date on or after May 2, 2008, on which each of the following conditions has been satisfied (or waived in accordance with Section 9.02):

          (a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)   The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Initial Funding Date) of each of (i) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Borrower, substantially in the form of Exhibit E-1, (ii) DLA Piper, counsel to the Borrower, substantially in the form of Exhibit E-2 and (iii) local counsel in each jurisdiction where a Subsidiary Loan Party is organized or a Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent, and in the case of each such opinion covering such other matters relating to the Loan Parties, the Loan Documents, or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

          (c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

          (d)   The Administrative Agent shall have received a certificate, dated the Initial Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (i) of this Section and paragraphs (a) and (b) of Section 4.02.

          (e)   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Initial Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel, but excluding any commitment fees that have accrued since the Signing Date, which shall be payable in the manner set forth in Section 2.09) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

          (f)    The Collateral and Guarantee Requirement shall have been satisfied, and the Administrative Agent shall have received a completed and updated Perfection Certificate, dated the Initial Funding Date, and signed by the chief financial officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially simultaneously with the initial funding of Loans on the Initial Funding Date will be, released.

          (g)   The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower, dated the Initial Funding Date, in form and substance reasonably satisfactory to the

  Administrative Agent, certifying as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions.

          (h)   The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.07.

          (i)    The Borrower (A) shall have repaid (or substantially concurrently with the funding of the Term Loans (and, to the extent the proceeds of the Term Loans are not sufficient, the funding of not more than $3,000,000 of the Revolving Loans) on the Initial Funding Date shall repay) all the Existing Notes, or, (B) if the Initial Funding Date occurs on May 2, 2008, but the repayment of the Existing Notes is not to occur until May 5, 2008, the Borrower shall have implemented arrangements satisfactory to the Administrative Agent to apply the proceeds of the Term Loans (and, to the extent the proceeds of the Term Loans are not sufficient, the proceeds of not more than $3,000,000 of the Revolving Loans) to repay all the Existing Notes on May 5, 2008. After giving effect to the Transactions to be consummated on the Initial Funding Date (or the next succeeding Business Day), the Borrower and the Subsidiaries shall have outstanding (i) no Indebtedness other than the Loans and the Indebtedness (other than the Existing Notes) set forth in Schedule 6.01, (ii) no Revolving Loans in excess of $3,000,000 in principal amount of Revolving Loans and (iii) no preferred Equity Interests other than the Existing Preferred Stock.

          (j)    All consents and approvals required to be obtained from any Governmental Authority and all consents required to be obtained from third parties in connection with the Transactions shall have been obtained to the extent such consents or approvals are required under applicable laws or agreements or otherwise.

          (k)   The Lenders shall have received the annual financial projections of the Borrower for the years 2008 and 2009 (which, in the case of such projections for 2008, shall be presented on a quarterly basis).

          (l)    The Borrower shall have delivered (i) its audited consolidated balance sheets and related statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended 2007, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) its consolidated balance sheet and related statements of income, changes in stockholders' equity and cash flows as of the end of and for the fiscal quarter ended March 31, 2008, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of certain footnotes.

          (m)  The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, dated the Initial Funding Date, setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14 and 6.15.

          (n)   The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act not less than five Business Days prior to the Signing Date.

        The Administrative Agent shall notify the Borrower and the Lenders of the Initial Funding Date, and such notice shall be irrevocable, conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 5, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        SECTION 4.02.    Each Credit Event.    The obligation of each Lender to make a Loan on any date is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

          (a)   The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date such Loan is made, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

          (b)   At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

          (c)   The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

          (d)   In the case of the initial Revolving Borrowing, the full amount of the Term Commitments shall have been drawn either prior to or substantially concurrently with such Revolving Borrowing.

Each funding of Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

        SECTION 5.01.    Financial Statements and Other Information.    The Borrower will furnish to the Administrative Agent for distribution to each Lender:

          (a)   within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, changes in stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, changes in stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;

          (c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower, (i) certifying as to whether any Default has occurred and is continuing, and specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) identifying any Subsidiary formed or acquired during the most recent fiscal quarter covered by such financial statements, and stating whether the Collateral and Guarantee Requirement has been satisfied in respect of such Subsidiary, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14 and 6.15, (iv) stating whether any change in GAAP or in the application thereof has occurred since (A) with respect to the initial set of financial statements delivered hereunder, the date of the Borrower's most recent audited financial statements referred to in Section 3.04, and (B) thereafter, the date of the Borrower's most recent financial statements delivered pursuant to Section 5.01(a) or (b), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (vi) setting forth the information required under Item 303 of Regulation S-K promulgated under the Exchange Act with respect to the periods covered by the financial statements delivered pursuant to clause (a) or clause (b) above and (vii) identifying any Prepayment Events that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Proceeds received from any such Prepayment Events;

          (d)   concurrently with any delivery of financial statements under clause (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to compliance with Sections 6.14 and 6.15 as of the end of the fiscal period to which such report relates and otherwise to the extent required by accounting rules, guidelines or practice) and (ii) a certificate of a Financial Officer and the chief legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Initial Funding Date or the date of the most recent certificate delivered pursuant to this clause (d);

          (e)   no more than 30 days following the commencement of each fiscal year of the Borrower beginning January 1, 2008, detailed financial projections for such fiscal year (broken down by quarter and including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such projections and, promptly when available, any significant revisions of such projections;

          (f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements and other materials, if any, filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

          (g)   promptly following any request therefor, such other information regarding the properties, operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (including on behalf of any Lender) may reasonably request.

        SECTION 5.02.    Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000; and

          (d)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Information Regarding Collateral.    (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the Borrower's or any Subsidiary Loan Party's name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) the jurisdiction of the Borrower's or any Subsidiary Loan Party's organization, (iii) the type of organization of the Borrower or any Subsidiary Loan Party or its organizational or ownership structure (including in connection with the IPO) or (iv) the Borrower's or in any Subsidiary Loan Party's Federal Taxpayer Identification Number or identification number, if any, issued to it by the jurisdiction under the laws of which it is organized. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been or are concurrently made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any damage to or destruction of Collateral that is uninsured and has a fair market value exceeding $1,000,000 occurs.

          (b)   Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Initial Funding Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

        SECTION 5.04.    Existence; Conduct of Business.    The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (except in connection with any Conversion necessary to effect the IPO) and, except to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

        SECTION 5.05.    Payment of Obligations.    The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.06.    Maintenance of Properties.    The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

        SECTION 5.07.    Insurance.    The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses. Each such policy of insurance maintained by Loan Parties shall (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent.

        SECTION 5.08.    Casualty and Condemnation.    The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral fairly valued at more than $1,000,000 or the commencement of any action or proceeding for the taking of any Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents and this Agreement.

        SECTION 5.09.    Books and Records; Inspection and Audit Rights.    The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to (i) visit and inspect its properties, (ii) examine and make extracts from its books and records, and (iii) discuss the affairs, finances and condition of the Borrower and each Subsidiary with their respective officers, directors and independent accountants (with a representative of the Borrower present, if the Borrower so elects), all at such reasonable times and as often as reasonably requested.

        SECTION 5.10.    Compliance with Laws and Contractual Obligations.    The Borrower will, and will cause each of the Subsidiaries to, comply with (a) the requirements of all laws, rules, regulations, including Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property and (b) its Contractual Obligations, except, with respect to each of clause (a) and clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.11.    Use of Proceeds.    The proceeds of the Term Loans will be used by the Borrower solely to refinance the Existing Notes. The proceeds of the Revolving Loans will be used by the

Borrower solely (a) for general corporate purposes of the Borrower and other Loan Parties other than financing acquisitions (including working capital requirements and interest payments in respect of Loans outstanding hereunder) and (b) in an amount not in excess of $3,000,000, to refinance the Existing Notes (to the extent such refinancing is not effected with the proceeds of the Term Loans as described above). No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

        SECTION 5.12.    Additional Subsidiaries.    If any additional Subsidiary is formed or acquired after the Signing Date, the Borrower will as promptly as practicable, and in any event, within 10 Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied (not later than the Initial Funding Date, in the case of any such Subsidiary formed or acquired prior thereto, and otherwise prior to the expiration of such 10 Business Day period) with respect to Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

        SECTION 5.13.    Further Assurances.    (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times on and after the Initial Funding Date, all at the expense of the Loan Parties; provided, that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) real properties owned by the Borrower or any Subsidiary with an individual fair market value (including fixtures and improvements) that is less than $1,000,000 and (ii) any real property held by the Borrower or any Subsidiary as a lessee under a lease. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          (b)   If any material assets (including any real property or improvements thereto or any interest therein) that has an individual fair market value of more than $500,000 is acquired by the Borrower or any Subsidiary Loan Party after the Signing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon the acquisition thereof), the Borrower will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section (not later than the Initial Funding Date, in the case of acquisitions made or new Subsidiaries formed or acquired prior thereto), all at the expense of the Loan Parties; provided, that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) real properties owned by the Borrower or any Subsidiary with an individual fair market value (including fixtures and improvements) that is less than $1,000,000, (ii) any real property held by the Borrower or any Subsidiary as a lessee under a lease and (iii) other assets with respect to which the Agent determines that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Secured Parties.

ARTICLE VI

Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

        SECTION 6.01.    Indebtedness; Preferred Equity Securities.    (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

            (i)    Indebtedness created under the Loan Documents;

            (ii)   Indebtedness existing on the date hereof and set forth in Schedule 6.01, but not any extensions, renewals or replacements of any such Indebtedness;

            (iii)  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred or pledged to any third party, (B) such Indebtedness that is owed to the Borrower or any Subsidiary Loan Party is subordinated to the Secured Obligations pursuant to the Affiliate Subordination Agreement, (C) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (D) any such Indebtedness owing to the Borrower or any Subsidiary Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement;

            (iv)  Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

            (v)   Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted under this clause (v) shall not exceed $2,000,000 at any time outstanding; and

            (vi)  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

          (b)   The Borrower will not and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests on or after the Signing Date, except the Existing Preferred Stock.

        SECTION 6.02.    Liens.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign, sell or transfer any income or revenues (including accounts receivable) or rights in respect of any thereof (regardless of whether such transaction creates a Lien or is effected pursuant to any derivative agreement or instrument), except:

          (a)   Liens created under the Loan Documents;

          (b)   Permitted Encumbrances;

          (c)   any Lien existing on the Signing Date and set forth in Schedule 6.02 on any property or asset of the Borrower or any Subsidiary; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Signing Date or, in the case of Liens securing Indebtedness, Indebtedness secured on the Signing Date and listed in Schedule 6.01;

          (d)   any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Signing Date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and

          (e)   Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary.

        SECTION 6.03.    Fundamental Changes.    (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and, if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party, and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger, consolidation, liquidation, dissolution or asset transfer involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation, liquidation, dissolution or asset transfer shall not be permitted unless it is also permitted by Section 6.04.

          (b)   The Borrower will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of Current TV and Current International and activities incidental thereto. The Borrower will not own or acquire any assets other than Equity Interests of Current TV and Current International, cash and Permitted Investments or incur any liabilities other than liabilities under the Loan Documents, obligations under any employment agreement, stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities.

          (c)   The Borrower will at all times own all of the issued and outstanding Equity Interests of Current TV and Current International, and will not permit Current TV or Current International to issue any Equity Interests to any person other than the Borrower.

        SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions.    The Borrower will not, and will not permit any of its Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets constituting a business unit, division, product line or line of business of any other Person, except:

          (a)   Permitted Investments;

          (b)   Investments existing on the date hereof and set forth on Schedule 6.04 (but not, for the avoidance of doubt, any additions thereto (including any capital contributions) made after the date hereof);

          (c)   Investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries (that are Subsidiaries prior to such investments); provided that (i) any such Equity Interests held by the Borrower or a Subsidiary Loan Party shall be pledged pursuant to the Collateral Agreement and (ii) the aggregate amount of investments by the Borrower and the Subsidiary Loan Parties in, and loans and advances by the Borrower and the Subsidiary Loan Parties to, and Guarantees by the Borrower and the Subsidiary Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Subsidiary Loan Parties (including all such investments, loans, advances and Guarantees existing on the Signing Date) shall not exceed $1,000,000 at any time outstanding;

          (d)   loans or advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be subordinated to the Secured Obligations pursuant to the Affiliate Subordination Agreement and shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by the Borrower and the Subsidiary Loan Parties to Subsidiaries that are not Subsidiary Loan Parties shall be subject to the limitation set forth in clause (c) above;

          (e)   Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and Guarantees by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary; provided that (i) any such Guarantee constituting Indebtedness is permitted by Section 6.01 and (ii) the amount of such loans and advances made by the Borrower and the Subsidiary Loan Parties to Subsidiaries that are not Subsidiary Loan Parties shall be subject to the limitation set forth in clause (c) above;

          (f)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (g)   Investments consisting of cash deposits or prepayments made in the ordinary course of business in respect of the acquisition or development of programming;

          (h)   Investments consisting of accounts receivable of customers (other than Affiliates) generated in the ordinary course of business or notes received in exchange for such accounts receivable;

          (i)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (j)    Investments consisting of non-cash consideration received in connection with an asset disposition authorized under Section 6.05(e); and

          (k)   loans and advances by the Borrower and any of its Subsidiaries to their employees in the ordinary course of business consistent with past practices of the Borrower and the Subsidiaries and for bona fide business purposes in an aggregate amount at any time outstanding not in excess of $1,000,000.

        SECTION 6.05.    Asset Sales.    The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

          (a)   sales of (x) inventory and (y) used, surplus, obsolete or worn-out equipment and Permitted Investments in the ordinary course of business;

          (b)   the licensing of intellectual property in the ordinary course of business;

          (c)   sales, transfers and other dispositions of programming rights in the ordinary course of business;

          (d)   sales, transfers and other dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.09; and

          (e)   sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Signing Date in reliance upon this clause (e) shall not exceed $5,000,000;

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (d) above) shall be made for fair value and solely for cash consideration or, in the case of clause (e) above, for consideration at least 80% of which consists of cash.

        SECTION 6.06.    Sale and Leaseback Transactions.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

        SECTION 6.07.    Swap Agreements.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure in the ordinary course in the conduct of its business or the management of its liabilities, and not for speculative purposes and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary that is permitted by this Agreement.

        SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness.    (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except

            (i)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional common Equity Interests otherwise permitted hereunder, and may make other Restricted Payments solely in common Equity Interests of the Borrower;

            (ii)   the Subsidiaries may declare and pay dividends ratably with respect to their capital stock or other similar Equity Interests;

            (iii)  the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees of the Borrower and the Subsidiaries; provided that the amount thereof does not exceed $1,000,000 in any fiscal year; and

            (iv)  any Equity Interest of the Borrower may be exchanged for, or converted into, any common Equity Interest of the Borrower.

          (b)   The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

            (i)    payments of Indebtedness created under the Loan Documents;

            (ii)   regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness prohibited by the subordination provisions thereof; and

            (iii)  payments of secured Indebtedness that become due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

          (c)   The Borrower will not, and will not permit any Subsidiary to, furnish any funds to, make any Investment in, or provide other consideration to any other Person for purposes of enabling such Person to, or otherwise permit any such Person to, make any Restricted Payment or other payment or distribution restricted by this Section that could not be made directly by the Borrower in accordance with the provisions of this Section.

        SECTION 6.09.    Transactions with Affiliates.    The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.08.

        SECTION 6.10.    Restrictive Agreements.    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the assets or Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted under this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof.

        SECTION 6.11.    Change in Business.    The Borrower will not, and will not permit any Subsidiary to, engage at any time in any business or business activity other than a Permitted Business.

        SECTION 6.12.    Fiscal Year.    The Borrower shall not change its fiscal year for accounting and financial reporting purposes to end on any date other than December 31.

        SECTION 6.13.    Amendment of Material Documents.    The Borrower will not, and will not permit any Subsidiary to, (a) amend, modify or waive (i) any of its rights under its certificate of incorporation, by-laws or other organizational documents (except for such amendments, modifications or waivers to the organization documents of the Borrower that are necessary to effect any Conversion in connection with the IPO), (ii) any preferred stock or agreement relating thereto if such amendment, modification or waiver, taken as a whole, is adverse in any material respect to the interests of the Lenders, including for the avoidance of doubt by (x) giving rise to any rights (on a contingent basis or otherwise) to Restricted Payments other than those permitted by Section 6.08 or (y) eliminating the right of the Borrower or such Subsidiary, as the case may be, to consent to future amendments thereto or (iii) any Material Agreement, except for any such amendment, modification or waiver that, taken as a whole, is not adverse in any material respect to the interests of the lenders, and except for any amendment or replacement of the Members Agreement described in clause (a) of the definition of Material Agreement that is effected in order to accommodate the IPO and is not effective until consummation of the IPO, or (b) enter into, amend or modify any Carriage Agreement on terms that would trigger the application of any "most favored nations" provision under any of the Material Agreements.

        SECTION 6.14.    Maximum Capital Expenditures.    The Borrower will not permit the aggregate amount of Capital Expenditures of the Borrower and the Subsidiaries during any period set forth below to exceed the maximum amount set forth opposite such period:

Period	Maximum Amount of Capital Expenditures
January 1, 2008 through March 31, 2008	[*]
January 1, 2008 through June 30, 2008	[*]
January 1, 2008 through September 30, 2008	[*]
January 1,2008 through December 31, 2008	[*]
January 1, 2009 through March 31, 2009	[*]

        SECTION 6.15.    Minimum EBITDA.    The Borrower will not permit Consolidated EBITDA in respect of any fiscal period set forth below (a "Measurement Period") to be less than the amount set forth opposite such Measurement Period, as such minimum amount may be adjusted as set forth below:

Fiscal Period	Minimum Consolidated EBITDA
January 1, 2008 through March 31, 2008	[*]
January 1, 2008 through June 30, 2008	[*]
January 1, 2008 through September 30, 2008	[*]
January 1, 2008 through December 31, 2008	[*]
January 1, 2009 through March 31, 2009	[*]

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        SECTION 6.16.    Existing Notes.    The Borrower will not at any time permit the aggregate principal amount of the Existing Notes (including any principal attributable to capitalized interest or pay-in-kind interest) to exceed $43,000,000.

ARTICLE VII

Events of Default

        If any of the following events ("Events of Default") shall occur:

          (a)   The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

          (c)   any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or other document (excluding financial statements) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (d)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.11 or in Article VI;

          (e)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

          (f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);

          (g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)    the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j)    one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (excluding any amount covered by insurance to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

          (k)   an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount of $1,000,000 or more;

          (l)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, in the aggregate, a value in excess of $500,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

          (m)  any Guarantee under the Collateral Agreement for any reason shall cease to be in full force and effect, or any guarantor shall assert in writing that the Collateral Agreement or any Guarantee thereunder has ceased to be or is not enforceable;

          (n)   a Change in Control shall occur; or

          (o)   the material breach of any Material Agreement, or the loss or potential loss of material rights under a Material Agreement as a result of the occurrence of any default, change of control or other specified event under such Material Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agent

        JPMorgan Chase Bank, N.A. is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

        The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that are expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity (other than as Agent). The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

        The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

        Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

        The parties agree that the Sole Lead Arranger and Sole Bookrunner referred to on the cover page of this Agreement shall not, in such capacities, have any powers, duties or responsibilities under this Agreement or any other Loan Document.

ARTICLE IX

Miscellaneous

        SECTION 9.01.    Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone and, subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

            (i)    if to the Borrower, to it at 118 King Street, San Francisco, CA 94107, Attention of Joel Hyatt, (415) 995-8283, with a copy to Paul Hollerbach (Facsimile No. (415) 995-7334);

            (ii)   if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of MaryAnn T. Bui (Facsimile No. (713) 750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Chris Vohmann (Facsimile No. (212) 270-4584) and Shari Stern (Facsimile No. (212) 623-1310); and

            (iii)  if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 9.02.    Waivers; Amendments.    (a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b)   None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the last sentence of Section 2.06(d) in a manner which would alter the pro rata reduction of Commitments thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender(or each Lender of such Class, as the case may be), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

        SECTION 9.03.    Expenses; Indemnity; Damage Waiver.    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, the Lead Arranger and their Affiliates, including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agent and the Arranger and such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arranger, due diligence investigations, consultants' fees and syndication and travel expenses in connection with the structuring, arrangement and any syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent, the Arranger or any Lender (including the fees, charges and disbursements of transaction and documentation counsel for the Agent, the Arranger and any Lender and such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arranger) in connection with documentary taxes or the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b)   The Borrower shall indemnify the Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and any syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or its Related

  Parties or breach of their obligations under the Loan Documents (it being understood and agreed that, for purposes of this proviso, none of the Borrower, any Subsidiary or any director, officer, employee, trustee, agent or advisor of the Borrower or any Subsidiary shall be deemed to be a "Related Party" of the Agent, the Arranger or any Related Party thereof).

          (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

          (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

          (e)   All amounts due under this Section shall be payable promptly after written demand therefor.

        SECTION 9.04.    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

              (A)  the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment by a Revolving Lender to an existing Revolving Lender or an assignment of Term Loans to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee and (2) assignments by the Initial Lender during the 60-day period following the Signing Date; and

              (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

            (ii)   Assignments shall be subject to the following additional conditions:

              (A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with assignments by the Initial Lender during the 60-day period following the Signing Date;

              (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

              (C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

              (D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal, state and foreign securities laws.

        For purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

        "Approved Fund" means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

            (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the Initial Funding Date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 9.03 and 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

            (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c)   (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

            (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 9.05.    Survival.    All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arranger or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 9.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the letter agreement among the Borrower, the Administrative Agent and the Arranger dated January 24, 2008 and any other separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.07.    Severability.    Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 9.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and its Affiliates under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and

  any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

        SECTION 9.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 9.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 9.12.    Confidentiality.    (a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, or required by applicable laws or regulations, (c) to the extent required by any subpoena or similar legal process (in which case the Agent or Lender, as applicable shall, to the extent permitted by law, promptly notify the Borrower thereof in advance of any disclosure so as to enable the Borrower to seek a protective order), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower and its Subsidiaries relating to the Borrower and its Subsidiaries or their business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          (b)   Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties or their Affiliates or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. Any information, including waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement may be syndicate-level information, which may contain material non-public information about the Loan Parties or their Affiliates or their securities. Accordingly, each Lender represents to the Loan Parties and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

        SECTION 9.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

        SECTION 9.14.    Release of Liens and Guarantees.    A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents and all security interests in Collateral owned by such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent did not provide otherwise. Upon any sale or other transfer by any Subsidiary Loan Party (other than to the Borrower, any other Subsidiary or any of their Affiliates) of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted under any Loan Document in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Subsidiary Loan Party, at such Subsidiary Loan Party's expense, all documents that such Subsidiary Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

        SECTION 9.15.    USA Patriot Act Notice.    Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

        SECTION 9.16.    No Advisory or Fiduciary Relationship.    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm's-length commercial transactions between the Borrower, each other Loan Party and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of its Affiliates. To the fullest extent permitted by law, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CURRENT MEDIA, LLC, as the Borrower,
by	/s/ JOEL HYATT Name: Joel Hyatt Title: Chief Executive Officer

[SIGNATURE PAGE TO CURRENT MEDIA CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a Lender,
by	/s/ CHRISTOPHE VOHMANN Name: Christophe Vohmann Title: Vice President

[SIGNATURE PAGE TO CURRENT MEDIA CREDIT AGREEMENT]

Name of Lender:

	by	Name: Title:
For any Lender requiring a second signature line:
	by	Name: Title:

[SIGNATURE PAGE TO CURRENT MEDIA CREDIT AGREEMENT]